News Release

NYSE: MYE

Contacts:
Gregory J. Stodnick
Vice President-Finance & Chief Financial Officer

Max Barton, Investor Relations Manager
(330) 253-5592

MYERS INDUSTRIES ANNOUNCES CFO TRANSITION PLAN

Gregory J. Stodnick to Retire as Vice President-Finance
& Chief Financial Officer

Donald A. Merril to Transition to the Position in April 2006

FOR IMMEDIATE RELEASE: January 25, 2006, Akron, Ohio -- Myers Industries, Inc. (NYSE: MYE) announced today that Gregory J. Stodnick, Vice President-Finance and Chief Financial Officer, has decided to retire from his position as an officer of the Company. He will remain in his current role through April 25, 2006.

Myers Industries also announced that Donald A. Merril will join the Company on January 25, 2006, as its Vice President of Business Development. He will transition to the position of Vice President-Finance and Chief Financial Officer, effective April 25, 2006. Merril previously was with Newell Rubbermaid Inc. -- Rubbermaid Home Products Division, where he served as Vice President and Chief Financial Officer since 2003.

Commenting on Stodnick's retirement after a tenure of 26 years, President and Chief Executive Officer John C. Orr said, "Greg has played a key role in our growth activities, including major acquisitions and strategic changes in our diversified manufacturing and distribution businesses. I know we will all continue to benefit from the fiscal conservatism and the strong sense of integrity that he has helped to establish as core Company values. On behalf of the Board of Directors, management team, and our employees, I want to thank Greg for his many contributions. We wish him much health and happiness for the future."

Stodnick, 63, joined Myers Industries in 1980 as Vice President-Finance and Chief Financial Officer. When making his retirement announcement, Stodnick said, "It has been a privilege to work in such a wonderful company, and I have particularly appreciated working with our many dedicated and talented employees. Myers Industries is headed in the right direction for long-term growth, and I hope that my contributions will serve as a platform from which the Company will achieve even stronger performance. I look forward to working with my colleagues to achieve a seamless transition."

Merril, 41, joined Newell Rubbermaid in 2001. Prior to his position as Vice President and Chief Financial Officer of the Rubbermaid Home Products Division, he served as Chief Financial Officer of Newell Rubbermaid -- Little Tikes. He was also Vice President, Finance and Administration -- Consumer Lawns for The Scotts Miracle-Gro Company, and before that, its Director of Strategic Planning -- North America. Prior to Scotts, Merril held corporate and operating finance, accounting, and auditing positions with Eaton Corporation. Merril has a Bachelor of Science degree in Accounting from Miami University in Oxford, Ohio.

"I am very pleased to have Don join Myers Industries' management team," Orr said. "Don's broad financial experience, combined with his background in plastics manufacturing and horticulture businesses, will help to further our progress in implementing the Company's strategic business evolution."

About Myers Industries

Myers Industries, Inc. is an international manufacturer of polymer products for industrial, agricultural, automotive, commercial, and consumer markets. The Company is also the largest wholesale distributor of tools, equipment, and supplies for the tire, wheel, and undervehicle service industry in the U.S. Myers Industries had record net sales of $803.1 million in 2004. Visit www.myersind.com to learn more.

Forward-Looking Statements: Statements in this release may include "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statement that is not of historical fact may be deemed "forward-looking." These statements involve a number of risks and uncertainties, many outside of the Company's control that could cause actual results to materially differ from those expressed or implied. Factors include, but are not limited to: changes in the markets for the Company's business segments, unanticipated downturn in business relationships with customers or their purchases from us, competitive pressures on sales and pricing, increases in raw material costs or other production costs, regulatory issues, and further deterioration of economic and financial conditions in the United States and around the world. Myers Industries does not undertake to update forward-looking statements contained herein.

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